EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

POWERLINX, INC.

AND

ZONE DEFENSE, LLC

February 29, 2008

ASSET PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”), made this 29th day of February, 2008, by and among PowerLinx, a corporation existing under the laws of Nevada (the “Seller”), and Zone Defense, LLC, a Florida corporation (the “Buyer”).

WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain assets of Seller contemplated herein, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.           ASSETS

1.1           Sale and Transfer of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, and effective as of the Closing Date (as hereinafter defined), Buyer will purchase and acquire from Seller, and Seller will sell, transfer, convey, assign and deliver (collectively, “Transfer”) to Buyer, the assets, rights and interests of Seller contemplated as related  to the Seller’s accident avoidance systems business  and listed on  Schedule “1.1” attached hereto and also set forth in Sections 1.1 (b) and 1.1(c) below  (collectively, the “Assets”), as the same shall exist on the Closing Date.

(b)           Intellectual Property Rights   All internet domain names or websites, inventions, discoveries, computer software, trademarks (transfer  of which is documented on Schedule “1.2”), , trade names, copyrights, know-how, licenses, developments, research data, designs, drawings, technology, trade secrets, test procedures, processes, literature, reports and other confidential information, intellectual and similar intangible property rights, whether or not patentable or copyrightable (or otherwise subject to legally enforceable restrictions or protections against unauthorized third party usage) directly related to the Assets, and any and all applications for, registrations of and extensions, continuations, continuations-in-part, divisions, renewals and reissuances of, any of the foregoing, and rights therein, (collectively, “Intellectual Property”).

(c)           Goodwill.  All of the goodwill of Seller in the Assets.

2.          ASSUMPTION OF LIABILITIES AND OBLIGATIONS

2.1.         (a) Assumed Liabilities.  Buyer shall accept and assume, and shall become and be fully liable and responsible for, and other than as expressly set forth herein Seller shall have no further liability or responsibility for or with respect to, (i)  liabilities and obligations arising out of events occurring on and after the Closing Date related to Buyer’s ownership of the Assets after the consummation of the transactions contemplated herein (ii) all obligations and liabilities of Seller which are to be performed after the Closing Date arising under the contracts related to the Assets; (collectively, the “Assumed Liabilities”).  The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under contracts or arrangements with Seller.

2.1          (b) Excluded Liabilities.  It is expressly understood that, except for the Assumed Liabilities, Buyer shall not assume, pay or be liable for any liability or obligation of Seller of any kind or nature at any time existing or asserted, whether, known, unknown, fixed, contingent or otherwise, not specifically assumed herein by Buyer.

3.           CLOSING

The closing of this Agreement (the "Closing") shall take place at a place mutually determined by Seller and Buyer on or before 5:00 P.M. EST, on the date hereof or at such other date or time as Buyer and Seller may agree upon (the date of Closing being hereinafter referred to as the "Closing Date").

4.           PURCHASE PRICE

4.1.           Purchase Price.  In consideration of the sale by Seller to Buyer of the Assets, and subject to the assumption by Buyer of the Assumed Liabilities and satisfaction of the conditions contained herein, Buyer shall pay to the Seller as follows:

(a)           Earn out.  Buyer shall pay seller an earn out as follows:

At the end of the first fiscal year following the Closing Date, the Buyer shall promptly pay to Seller by wire instructions provided by Seller to Buyer or by certified check made payable to Seller an amount equal to 5% of the revenue generated from the Assets (directly or indirectly) greater than $600,000 up to a maximum $20,000;

At the end of the second fiscal year following the Closing Date, the Buyer shall promptly pay to Seller by wire instructions provided by Seller to Buyer or by certified check made payable to Seller an amount equal to 5% of the revenue generated from the Assets (directly or indirectly) greater than  $700,000 up to a total of  $25,000;

At the end of the third fiscal year following the Closing Date, the Buyer shall promptly pay to Seller an amount equal to 5% of the revenue generated from the Assets (directly or indirectly) greater than  $800,000 up to a total of  $30,000;

(b)           Promissory Note.  Buyer shall pay the sum of SIXTY TWO THOUSAND TWO HUNDRED DOLLARS ($62,200) which shall be paid in accordance with the promissory note attached hereto as Schedule “1.3” (the “Promissory Note”) which the Buyer shall execute and deliver to the Seller concurrently with the execution of this Agreement. .

(c)           Buyer shall also (i) cancel and deliver to the Seller the originally signed notes from the Seller to Buyer in the following amounts; $30,000, $42,000, $76,000 (net $56,000), and $5,598 (totaling  $133,598) each of which will be of no further force and effect on the Closing Date, (ii)  will agree to forego any and all accrued interest due on each of the above canceled notes ( totaling $6,934 as of February 27, 2008), (iii) agree to forego un-reimbursed business expenses related to the accident avoidance systems business, totaling $27,573, as incurred in the ordinary course of business, (iv) and will agree to forego $21,036 in accrued bonus due  as earned under Buyer’s compensation agreement for performance achievements pertaining to fiscal year ending December 31, 2007.  The sum total of liabilities canceled or forgiven as outlined above shall equal $189,142.

5.          REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants as of the Closing Date as follows:

5.1.          The Seller is a corporation duly organized, validly existing and in good standing under the laws of Nevada.

5.2           Seller has the power and the authority and all licenses and permits required by governmental authorities to own and operate its properties and carry on its business as now being conducted.

5.3.          Seller has authority to execute and perform this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby.

5.4.          The execution, delivery and performance of this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby do not violate or conflict with any agreement, which has not been waived or amended, instrument, law, order or regulation to which Seller is a party or by which Seller is bound. Other than from Sofaer Capital, as collateral agent to the March 2006 Convertible Debenture Agreement (attached herein as Schedule “1.4”, no consent, approval or authorization of, or filing with or notification to, any lender, security holder, governmental agency or other person or entity is required by Seller in connection with the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby.

5.5.          This Agreement, and all other instruments delivered by Seller in connection herewith, have been duly executed and delivered by the Seller and are legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

5.6.          The Seller is the owner of and has good, valid and marketable title to the Assets free and clear of all Liens.

5.7.          Seller has exclusive ownership of, and has good, valid and marketable title to, all of the Intellectual Property, free and clear of any liens, and has the right to use all of the Intellectual Property

5.8.          Seller has no knowledge of any action, suit, litigation or proceeding pending or threatened against or relating to the Assets nor does Seller know of any basis for any such action, or of any governmental investigation relating to the Assets.

5.9.          Seller has no knowledge of any order, writ, injunction or decree that has been issued by, or requested of, any court or governmental agency which is against, or binding on, Seller which do or may affect, limit or control the Assets or Buyer's use thereof.

5.10.        Seller has obtained all required approvals or authorizations of this Agreement and any other agreements to be entered into in connection with the transactions contemplated hereby which are required by law or otherwise in order to make this Agreement or any other agreements entered into in connection with the transactions contemplated hereby binding upon Seller.

5.11.        Seller shall enter into a five (5) year non-competition agreement with Buyer that will commence and be effective on the Closing Date.

5.12.        RESERVED

5.13.        There are no Liens for any federal, state, county or local franchise, income, excise, property, business, sales, commercial rent, employment or other taxes upon the Assets.

5.14.        RESERVED

5.15.         RESERVED

5.16.        No representation or warranty by Seller contained in this Agreement, and no statement contained in any schedule, exhibit, certificate or other instrument furnished to Buyer under or in connection with this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

5.17.        The representations and warranties of Seller contained in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

6.          REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer represents and warrants as follows:

6.1.          RESERVED

6.2.          The Buyer has the authority to execute and perform this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby.

6.3.          The execution, delivery and performance of this Agreement and all other agreements to be entered into in connection therewith do not violate or conflict with any provisions any agreement, instrument, law or regulation to which the Buyer is a party or by which Buyer is bound.

6.4.          No approval or authorization of this Agreement or any other agreement to be entered into in connection with the transactions contemplated by this Agreement is required by law or otherwise in order to make this Agreement or any other agreements entered into in connection herewith binding upon the Buyer. Upon the execution and delivery of this Agreement and any other agreement in connection therewith, this Agreement and any other such agreements will constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

7.           COVENANTS PRIOR TO CLOSING

During the period from the date hereof through the Closing, the Seller covenants and agrees with Buyer that:

7.1           The Seller will give to Buyer's managers, employees, representatives, agents, counsel and accountants, full access at times mutually agreeable to all of its premises, properties, operations and books and records related to the, and will cause the Seller's managers, employees, representatives, agents, counsel and accountants to furnish to Buyer's representatives, accountants, attorneys and  agents, such financial and operating data and other information with respect to the Assets as Buyer’s representatives, accountants, attorneys and agents shall request.

7.2.          RERSERVED

7.3.          RESERVED

7.4.          The Seller shall use its best efforts to obtain all consents and approvals of third parties which may be necessary or required for the consummation of this Agreement and the transactions contemplated hereby.

7.5.          The Seller shall promptly (and in any event prior to the Closing) advise Buyer orally and in writing of any change or event having, or which would have (insofar as can be reasonably foreseen), a material adverse effect on the Assets or would constitute, or with the passage of time would constitute, a breach of any representation or warranty of the Seller contained in this Agreement.

7.6.          Pending the Closing Date, the Seller shall not take any action which is inconsistent with this Agreement.

8.          CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are, at the option of Buyer, subject to the following conditions:

8.1.          The representations and warranties of the Seller contained herein shall be true and correct on the date when made and at and as of the Closing Date as if then made and the Seller shall have performed and complied with all agreements, covenants and conditions required hereunder to be performed or complied with by them prior to or at the Closing.

8.2.          Buyer shall have received copies of the resolutions of the board of directors of the Seller authorizing and approving this Agreement.

8.3.          Buyer shall not have any notice of or reason to know of any order, injunction or decree of any court having jurisdiction to restrain, enjoin, invalidate or otherwise prevent this Agreement and the consummation of the transactions contemplated hereby, nor of any litigation or proceeding by any commission, agency or department of the federal or any foreign, state or local government to restrain, enjoin, invalidate or otherwise prevent this Agreement and the consummation of the transactions contemplated hereby.

8.4.          All governmental approvals required for the consummation of this Agreement and the other transactions contemplated hereby shall have been obtained and all consents and approvals of any other persons required for the consummation of this Agreement and the other transactions contemplated hereby, the withholding of which would have a material adverse effect on the financial condition or business of the Seller, shall have been obtained.

9.           TERMINATION OF AGREEMENT

9.1.          This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of the Seller and the Buyer;

(b) by either the Seller or the Buyer if this Agreement shall not have been consummated on or before March 15, 2008; provided, however, that a material breach of this Agreement by a terminating party shall not be the reason for the failure of the Closing to occur;

(c) by Buyer if any of the conditions specified in Section 8 hereof has not been met in all material respects or waived by Buyer.

10.         CLOSING DOCUMENTS

10.1.        Seller agrees to deliver to Buyer on the Closing Date appropriate assignments and bills of sale with respect to the Assets being sold hereunder, together with the documents required to be delivered by Seller pursuant to Section 8 hereof
.
10.2.        Buyer agrees to deliver on the Closing the Promissory Note.

11.        COSTS

Each party covenants and agrees that it shall be responsible for and bear its respective costs and expenses in connection with, or arising out of, the negotiation or consummation of this Agreement and the transactions contemplated hereby.  All sales, transfer, use, recordation, documentary, stamp, excise taxes, personal property taxes, fees and duties (including any real estate transfer taxes) under applicable law incurred in connection with this Agreement or the transactions contemplated hereby will be borne and paid by Buyer.

12.        INDEMNIFICATION

12.1.        Indemnification by Seller. Seller hereby agrees to indemnify Buyer against and hold it harmless from any and all losses, liabilities, costs, damages, claims and expenses (including, without limitation, attorneys fees and expenses incurred by Buyer in any action or proceeding between Buyer and Seller or between Buyer and any third party or otherwise) ("Damages") which Buyer may sustain at any time by reason (i) any liability or contract of, or claim against, Seller directly related to the Assets, whether contingent or absolute, known or unknown, matured or unmatured (including but not limited to liabilities for taxes), except for Assumed Liabilities, (ii) any liability or claim arising in any way from any service rendered, or action taken by, or relating to the Assets  prior to the Closing Date, except for the Assumed Liabilities, (iii) any liability or claim under an environmental laws with respect to the Assets relating to any event, action or failure to act which occurred prior to the Closing Date, or (iv) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, conditions, covenants or agreements of Seller contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith, or arising out of the consummation of the transactions contemplated hereby.

12.2.        Indemnification by Buyer.   Buyer agrees to indemnify and hold Seller harmless from and against any and all Damages which Seller may sustain at any time by reason of (i) any Assumed Liability by Buyer, (ii) any liability or claim arising in any way from any service rendered, or action taken by, or relating to the operations of, Buyer after the Closing Date, (iii) any liability or claim under any environmental laws with respect to the Assets relating to any event, action or failure to act which occurs after the Closing Date or (iv) the breach or inaccuracy of or failure to comply with any warranties, representations, conditions, covenants or agreements of Buyer contained in this Agreement or in any agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the Closing of the transactions contemplated hereby.

12.3.        Procedures for Indemnification. In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any action or proceeding, and such claim, action or proceeding involves a matter which is the subject of this indemnification, then such party (an "Indemnified Party") shall give written notice to the other party hereto (the "Indemnifying Party") of such claim, action or proceeding, and such Indemnifying Party shall have the right to join in the defense of said claim, action or proceeding at such Indemnifying Party's own cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnified Party is reasonably assured of the Indemnifying Party's ability to satisfy such agreement, then at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such claim, action or proceeding, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense; provided, however, that no such action or proceeding shall be settled or compromised without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

13.        BROKERS

Each party represents and warrants to the other (and agrees to indemnify and hold harmless the other against breach of any such representation and warranty) that it has not engaged any broker, finder or similar person or entity in connection with the transactions provided for herein.

14.        SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All representations and warranties contained herein, and all other representations and warranties of the Seller and Buyer contained in the instruments executed in connection with the consummation of the transactions provided for herein, shall survive the execution of this Agreement, the consummation of the sale contemplated hereby and any investigation made by any party hereto.

15.        NOTICES

All notices, requests, demands, documents and other communications given or due hereunder shall hereafter be made in writing and shall be deemed to have been duly given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service or three days after being mailed by certified or registered mail, postage prepaid:

if to the Seller to:                                  PowerLinx, Inc.
Attn: Douglas Bauer
PowerLinx, Inc.
10901- A Roosevelt Blvd., Suite 200
 St. Petersburg, Florida 33716

and if to the Buyer to:                         James P. Markus
3824 50th Avenue South
St. Petersburg, Florida 33711
Attn:  James P. Markus

with a copy to:                                      Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Attn:        Darrin Ocasio, Esq.
Tel:           212-930-9700
Fax:           212-930-9725

16.        COMPLETE AGREEMENT

This Agreement and the accompanying schedules and exhibits contain the complete agreement between the parties hereto with respect to the sale contemplated hereby and supersede all prior covenants and understandings between the parties hereto with respect to such sale. This Agreement shall not be amended or modified except by a writing signed by each party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged.

17.        SEVERABILITY

In case any one or more of the provisions hereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

18.        WAIVER REMEDIES

No waiver of any breach of any provision of this Agreement shall be held to be a waiver of any other or subsequent breach, and the failure of a party to enforce at any time any provision hereof shall not be deemed a waiver of any right of any such party to subsequently enforce such provision or any other provision hereunder. All remedies afforded in this Agreement shall be taken and construed as cumulative, that is, in addition to every other remedy provided herein or by law.

19.        COUNTERPARTS

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.        COOPERATION; COVENANTS AFTER CLOSING

For a period not to exceed three (3) months after the Closing Date, Seller will cooperate with Buyer, and Seller will use its best efforts to have the officers, directors and other employees of Seller cooperate with Buyer, at Buyer's request and expense, on and after the Closing Date, in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving the Seller and/or Buyer and based upon contracts, arrangements, commitments or acts of Seller which were in effect or occurred on or prior to the Closing Date.  In addition, Seller has given the Buyer permission to share office and warehouse facilities at the Sellers primary address for a three month period commencing on the closing date.  It is further agreed between Buyer and Seller, that office and warehouse rent expense incurred by the Buyer while remaining in the Seller’s facility will be offset by Seller’s use of Buyer’s human resource talent to aid in the transition of Seller’s remaining business divisions.

21.        FURTHER ASSURANCES

From and after the date of this Agreement and the Closing Date, the parties hereto shall from time to time, at the request of any other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

22.        CONFIDENTIALITY

Seller, on the one hand, and Buyer, on the other hand, severally agree not to, directly or indirectly, without the prior written consent of the other, use or disclose to any person, firm or corporation, any information, trade secrets, confidential customer information, technical data or know-how relating to the products, processes, methods, equipment or business practices of the other.

23.        BENEFIT OF PARTIES: ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Agreement may not be assigned by Seller except with the prior written consent of Buyer.  Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement.

24.        GOVERNING LAW

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida applicable to contracts made and to be entirely performed in such State.  In the event that legal action is instituted to collect any amounts due under, or to enforce any provision of, this instrument, the parties hereto consent to, and by execution hereof submit themselves to, the non-exclusive jurisdiction of the courts of the State of Florida, and, notwithstanding the place of residence of any of them or the place of execution of this instrument, such litigation may be brought in or transferred to a court of competent jurisdiction in and for Pinellas County, Florida.

25.        ATTORNEYS FEES

In any action or proceeding between the parties to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed for its attorneys fees and expenses incurred in connection therewith.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their authorized representatives as of the day and year first above written.

SELLER:

POWERLINX, INC.

By: __________________________________
Name: Douglas Bauer
Title: Chief Financial Officer

BUYER:

ZONE DEFENSE, LLC

 By: _________________________________
Name: James P. Markus
Title:  President

Schedule 1.1.

ASSET LISTING

Raw material and finished goods inventory relating to accident avoidance systems business (Zone Defense) products as of February 28, 2008 as listed on Seller’s schedule and initialed by both Buyer and Seller on the Closing Date (not included in accompanying schedules). This shall include inventory at the following locations:

•	Seller’s warehouse in St. Petersburg, FL
•	Sellers storage facility in Alberta, Canada
•	Inventory credit with Seller’s product supplier in China

Fixed Assets including laptop and desktop computers, work benches, various desks, chairs, cabinets, tradeshow booth, and limited equipment as listed on the Seller scheduled and acknowledged by both Buyer and Seller on the Closing Date (not included in accompanying schedules).

Intangible Assets include:
•	Zone Defense trademark for both the United State and Canada (See Schedule “1.2”)
•	Any internet domains or websites
•	Customer list including all current and former customers
•	Any telephone numbers or fax numbers associated with the accident avoidance systems business
•	All printed materials, catalogs, sales sheets and accompanying artwork
•	All other intangible assets not included on this Schedule, listed or implied in Section “1.1(b) of this agreement

Schedule 1.2

Assignment of Trademarks

THIS ASSIGNMENT is made by and between Powerlinx, Inc., a Nevada corporation with a principal address of 10901-A Roosevelt Blvd., Suite 200, St. Petersburg, Florida 33716 (hereinafter “Assignor”), and Zone Defense, LLC, a Florida corporation with its principal address at 3824 50th Ave S., St. Petersburg, Florida 33711 (hereinafter “Assignee”).

WHEREAS, Assignor is the owner of certain trademark(s) and trademark applications set forth in SCHEDULE A (the “Trademarks”) attached hereto and by the foregoing reference incorporated herein; and

WHEREAS, Assignor desires to sell, assign and transfer to Assignee all worldwide rights it holds in and to the Trademarks, together with any associated goodwill; and

WHEREAS, Assignee is now desirous of acquiring the entire business portion thereof to which the Trademarks pertain, and acquiring all of the right, title and interest of Assignor in, to and under the Trademarks, together with the goodwill of the business associated with the Trademarks.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

1.
Assignor hereby transfers to Assignee the entire business or portion thereof to which the Trademarks pertain and the entire right, title and interest of Assignor in and to the Trademarks together with the goodwill of the business associated with the Trademarks; and

2.
Assignor hereby sells, assigns, transfers and conveys to Assignee all of the Assignor’s right, title and interest in and to the Trademarks, together with the goodwill of the business symbolized by the Trademarks and the identified applications and registrations thereof, and with all claims that could be asserted by Assignor arising out of or relating to the use or ownership of the Trademarks, in accordance with the Trademark Act § 10, 15 U.S.C. § 1060.  Further, Assignor hereby sells, assigns, and transfers all worldwide rights, title and interest it may have in the Trademarks together with the goodwill of the business symbolized by the Trademarks and the identified foreign applications and/or registrations therefore, and with all claims that could be asserted by Assignor arising out of or relating to the use or ownership of the Trademarks.

3.
Assignor agrees that upon request by Assignee it shall execute or arrange to have executed any and all further documents as are necessary and/or required to effectuate the recording of this assignment of the Trademarks and the identified applications and registrations therefore.

4.
The undersigned representative of Assignor, being hereby warned that willful false statements and the like so made are punishable by fine or imprisonment, or both, under Section 1001 of Title 18 of the U.S. Code and that such willful false statements may jeopardize the validity of the identified United States applications or any registrations resulting there from, declares: that he/she is an officer of Assignor, the assigning corporation, and is authorized to execute this instrument on behalf of said corporation; and that all statements made of his/her knowledge are true and all statements made on information and belief are believed to be true.

IN TESTIMONY WHEREOF, the parties caused this Assignment to be executed by its duly authorized officers this __ day of February, 2008

(Signature page separate)

POWERLINX, INC.

Date: _____________	By:	/s/
Name: Douglas Bauer
Title: Chief Financial Officer

ZONE DEFENSE, LLC

Date: _____________	By:	/s/
Name: James Markus
Title: President

SCHEDULE A

Mark	Country	App./Reg. No.	Status
ZONE DEFENSE	U.S.A.	78/712107	Pending
ZONE DEFENSE	Canada	TMA701161	Registered

Schedule 1.3

PROMISSORY NOTE

$62,200.00 February 29, 2008

FOR VALUE RECEIVED, Zone Defense, LLC, (“Maker”), a Florida corporation with its principal place of business located at 3824 50th Avenue South, St. Petersburg, Florida 33711, does hereby covenant and promise to pay to the order of Powerlinx, Inc.(“Holder”), at such place as Holder may designate to Maker from time to time, in legal tender of the United States, the sum of sixty two thousand two hundred and 00/100 DOLLARS ($62,200.00), or so much thereof as maybe outstanding, plus interest as calculated below, which shall be due and payable upon the following terms and conditions contained in this Note.

1. Term:  This Note shall be paid in full by the end of the 33rd month from the date of this Note, in accordance with the payment terms outlined in Section #2 below.

2. Payment Terms:   The Note shall be repaid in 30 equal installments of $2,237.85 beginning on the 1st day of the fourth (4th) month from the date hereof.  The principal of, and interest on, this Note shall be payable by wire transfer pursuant to wire instructions the Holder will to provide the Maker, by certified or official bank check made payable to the Holder, or regular check payable to Holder delivered to Holder at the address of Holder as set on the records of Holder or such other business address as shall be designated in writing by Holder.

3. Prepayment:  This Note may be prepaid, in whole or in part, at any time during the term hereof without penalty or premium of any kind.

4. Interest Rate:  The outstanding unpaid principal balance of this Note shall bear interest at a rate equal to eight percent (6%) per annum.  Interest shall be calculated on the basis of a 360-day year based upon the actual number of days lapsed.  Notwithstanding the foregoing, upon an Event of Default (as defined below), this Note shall bear interest on and after the date of such Event of Default at a rate equal to the lesser of (i) eighteen percent (18%) per annum or (ii) the highest interest rate lawfully payable on this Note.

5. Event of Default; Acceleration:  Holder shall have the right to declare the amount of the total unpaid balance of this Note to be due and forthwith payable in advance of the Maturity Date without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Maker, upon the occurrence of any of the following events of default (each, an “Event of Default”):

5.1. The failure of Maker to pay the required monthly installment, or the entire outstanding unpaid balance of this Note when due, whether on the Maturity Date or by acceleration or otherwise.

5.2. Upon any breach or default by Maker of any provision of this Note and such breach is not cured within ten (10) days after written notice from Holder.

Holder may, in its sole discretion, accept payments made by Maker after any default has occurred, without waiving any of Holder’s rights herein.  No waiver by Holder of a default shall operate as a waiver of any other default or the same default on a future occasion.

6. Costs:  In the event that this Note is collected by law or through attorneys at law, or under advice there from, Maker and any endorser, guarantor, or other person primarily or secondarily liable for payment hereof hereby, severally and jointly agree to pay all costs of collection, including reasonable attorneys’ fees including charges for paralegals and others working under the direction or supervision of Holder’s attorneys, whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy or other creditors’ proceedings or otherwise. The Maker hereby waives all rights of setoff and rights to interpose permissive counterclaims and cross claims.

7. Documentary Stamp Tax Liability:  Maker shall pay any and all documentary stamp tax and/or any other excise tax due and payable on this Note.  Maker shall further indemnify and save harmless Holder from any documentary stamp tax or intangibles tax assessed by the State of Florida, including, without limitation, any penalties and interest (the “Taxes”).  Maker hereby waives any right that it may have now or in the future to raise nonpayment of the Taxes as a defense to the collection of this Note.

8. Usury:  Nothing herein contained, nor any transaction related thereto, shall be construed or so operate as to require Maker or any person liable for the repayment of same, to pay interest in an amount or at a rate greater than the maximum allowed by applicable law.  Should any interest or other charges paid by Maker, or any parties liable for the payment of the loan made pursuant to this Note, result in the computation or earning of interest in excess of the maximum legal rate of interest permitted under the law in effect while said interest is being earned, then any and all of that excess shall be and is waived by Holder, and all that excess shall be automatically credited against and in reduction of the principal balance, and any portion of the excess that exceeds the principal balance shall be paid by Holder to Maker or any parties liable for the payment of the loan made pursuant to this Note so that under no circumstances shall the Maker, or any parties liable for the payment of the loan hereunder, be required to pay interest in excess of the maximum rate allowed by applicable law.

9. Security.  None.

10. Jurisdiction:  The laws of the State of Florida shall govern the interpretation and enforcement of this Note.  In the event that legal action is instituted to collect any amounts due under, or to enforce any provision of, this instrument, Maker and any endorser, guarantor or other person primarily or secondarily liable for payment hereof consent to, and by execution hereof submit themselves to, the non-exclusive jurisdiction of the courts of the State of Florida, and, notwithstanding the place of residence of any of them or the place of execution of this instrument, such litigation may be brought in or transferred to a court of competent jurisdiction in and for Pinellas County, Florida.

11. Miscellaneous:

11.1. TIME IS OF THE ESSENCE OF THIS NOTE.

11.2. It is agreed that the granting to Maker or any other party of an extension or extensions of time for the payment of any sum or sums due under this Note or for the performance of any covenant or stipulation thereof or the taking of other or additional security shall not in any way release or affect the liability of Maker under this Note.  A waiver or release with reference to any one event shall not be construed as continuing or as constituting a course of dealing, nor shall it be construed as a bar to, or as a waiver or release of, any subsequent remedy as to a subsequent event.

11.3. This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

11.4. All parties to this Note, whether Maker, principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, notice, protest, notice of protest and notice of dishonor.

11.5. Maker acknowledges that Holder shall have no obligation whatsoever to renew, modify or extend this Note or to refinance the indebtedness under this Note upon the maturity thereof, except as specifically provided herein.

11.6. Holder shall have the right to accept and apply to the outstanding balance of this Note any and all payments or partial payments received from Maker after the due date therefore, whether this Note has been accelerated or not, without waiver of any of Holder’s rights to continue to enforce the terms of this Note and to seek any and all remedies provided for herein or in any instrument securing the same, including, but not limited to, the right to foreclose on such security.

11.7. The term “Maker” as used herein, in every instance shall include the makers of this Note, and its heirs, executors, administrators, successors, legal representatives and assigns, and shall denote the singular and/or plural, the masculine and/or feminine, and natural and/or artificial persons whenever and wherever the context so requires or admits.

11.8. If more than one party executes this Note, all such parties shall be jointly and severally liable for the payment of this Note.

11.9. If any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

12. Waiver of Jury Trial:  MAKER AND HOLDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR MAKER AND HOLDER ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, Maker has duly executed and delivered this Promissory Note as of the day and year first above written.

MAKER: Zone Defense, LLC

By:	/s/
James Markus
President

Schedule 1.4.

Letter of Release of Assets

In a letter to Powerlinx, Inc. dated February 27, 2008, Sofaer Capital Inc, collateral agent for the 2006 Convertible Debenture Agreement, authorized the release of certain pledged assets, as pledged under the “Security Agreement” of the 2006 Convertible Debenture financing, as outlined in Section 1 of this Asset Purchase Agreement.